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                                                                    Exhibit 10.7

                             NORCRAFT HOLDINGS, L.P.
                         3020 Denmark Avenue, Suite 100
                                 Eagan, MN 55121

                                October 21, 2003

Mark Buller
4005 Henderson Highway
East St. Paul
Manitoba, R2E1B3
Canada

Dear Mark:

     I am pleased to confirm our offer and your acceptance for you to act as Chief Executive Officer of Norcraft Holdings, L.P. ("Holdings"). This letter will set forth the terms of the employment agreement between you and Holdings.

     1. Effective Date; Term. The "Effective Date" of this agreement is the date hereof. Unless earlier terminated pursuant to Section 6, the term of your employment shall continue until the third anniversary of the date hereof. Thereafter, the employment term shall be automatically extended for consecutive one-year periods unless either you or Holdings declines to extend the employment term no later than thirty (30) days prior to the expiration of such term.

     2. Duties, etc. You will be the Chief Executive Officer of Holdings. In this capacity, you will be the highest ranking officer of Holdings, with responsibility for directing and overseeing Holdings' operations and affairs. In addition, you will serve without additional compensation as an officer and member of the board of managers or directors of Holding's subsidiaries, including as Chief Executive Officer of Norcraft Companies, L.P. (the "Company"), and other subsidiaries if so designated by Holdings. You will be accountable to, and will also have such powers, duties and responsibilities as may from time to time be prescribed by the General Partner of Holdings, provided that such duties and responsibilities are consistent with the position of Chief Executive Officer. You will perform and discharge your duties and responsibilities faithfully, diligently and to the best of your ability. You will devote substantially all of your working time and efforts to the business and affairs of Holdings and its subsidiaries.

     3. Cash Compensation. During the term of your employment, Holdings will cause the Company to pay you base salary at the rate of U.S. $300,000 per year, with eligibility to receive a bonus of up to 50% of base salary. The bonus will be tied to certain financial

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performance objectives to be set by the General Partner of Holdings for each fiscal year at the close of the preceding year, in consultation with you. All payments under this section or any other section of this letter agreement will be made in accordance with the regular payroll practices of the Company, reduced by applicable withholding.

     4. Benefits. You will receive four weeks of paid vacation per calendar year, pro-rated for partial years. You will be eligible to participate in all benefit and welfare plans made generally available to senior executives of the Company, as in effect from time to time, all subject to plan terms and generally applicable Company policies; provided that the terms of such benefit and welfare plans shall not be materially less beneficial to you than the plans the Company has in place from tine to time for senior executives of the Company. The Company will provide you with a reasonable disability policy, subject to approval by the General Partner of Holdings. You will be entitled to receive prompt reimbursement for all reasonable expenses incurred by you in performing services hereunder, including all expenses of travel while on business or at the request of and in the service of Holdings or its subsidiaries, provided that such expenses are incurred and accounted for in accordance with the policies and procedures reasonably established by the Company.

     5. Relocation; Expenses. Holdings will provide or cause to be provided customary relocation expense reimbursement in the event of your relocation from Winnipeg to a suitable permanent office location, which Holdings and you will discuss during the twelve months following the date of this letter agreement.

     6. Termination of Employment. Your employment under this Agreement shall be for the term set forth in Section 1 hereof, except as provided below. You or Holdings may terminate your employment prior to the end of this term, as set forth in this Section, subject to applicable statutory and common law restrictions. The parties' rights and duties in the event of a termination of employment will be as set forth below.

     If (x) Holdings terminates your employment other than for Cause (as defined below) or (y) you terminate your employment for Good Reason (as defined below), Holdings will, in lieu of any other payments or benefits hereunder or otherwise, continue to pay or cause your base salary to be paid at the rate in effect on the Date of Termination (as defined below) and continue to provide or cause to be provided health, life and disability insurance benefits to the extent permitted under such plans until the later of (a) the expiration of the term of employment then in effect pursuant to Section 1 or (b) the date which is eighteen months after the Date of Termination; provided that you make such affirmative COBRA or other elections as are required for such benefits to continue. In addition, if a bonus would have been paid with respect to a period including the Date of Termination, you will be paid a bonus based on the number of days during the bonus period in which you were employed by Holdings. Any payments under this Section 6 shall be made in accordance with the Company's regular payroll practices and shall be dependent upon your performance of the obligations under this letter.

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     If (x) Holdings terminates your employment for Cause, or (y) you terminate your employment without Good Reason (as defined below), Holdings will, in lieu of any other payments hereunder or otherwise, continue to pay or cause your base salary to be paid through the Date of Termination, at the rate then in effect.

     If you or Holdings terminates your employment because of your death or Disability for a period of ninety (90) consecutive days or one hundred eighty
(180) total days during any period of three hundred sixty-five (365) consecutive days, Holdings will, in lieu of any other payments or benefits hereunder or otherwise, continue to pay or cause your base salary to be paid through the Date of Termination at the rate then in effect. In addition, if a bonus would have been paid with respect to a period including the Date of Termination, you will be paid a bonus based on the number of days during the bonus period in which you were employed by Holdings.

     For purposes of this letter: "Date of Termination" shall mean the date your employment with Holdings terminates regardless of the reason. "Disability" shall mean any illness, injury, accident or condition of either a physical or psychological nature which, despite reasonable accommodations, results in your being unable to perform substantially all of the duties of your employment with Holdings or its subsidiaries. "Cause" shall mean (a) commission of a felony or any other crime involving dishonesty or moral turpitude, (b) willful or persistent failure to follow the direction of the General Partner of Holdings, or (c) material breach by you of your employment agreement or the limited partnership agreement of Holdings (the "LP Agreement") or the limited liability company agreement of the General Partner of Holdings (the "GP Agreement"); provided, that in the circumstances described in clauses (b) and (c) you shall have thirty (30) days to cure the default after notice by Holdings. "Good Reason" shall mean (x) any diminution of your duties, (y) a material breach by Holdings or its subsidiaries of this letter, the LP Agreement or the GP Agreement, or (z) change of your title; provided, that in the circumstances described in clauses (x) and (y) Holdings shall have thirty (30) days to cure the default after notice by you.

     7. Confidentiality; Proprietary Rights. Without the written consent of the General Partner of Holdings, you will not during or after the term of your employment with Holdings disclose to any person or entity (other than a person or entity to which disclosure is in your reasonable judgment necessary or appropriate in connection with the performance of your duties as an executive officer and member of the board of managers or directors of Holdings or its affiliates), any confidential or trade secret information obtained by you while in the employ of Holdings the disclosure of which may be adverse to the interests of Holdings or its affiliates, or use any such information to the detriment of Holdings or its affiliates; provided, however, that such restriction shall not apply to information that is generally known to the public other than as a result of unauthorized disclosure by you.

     All inventions, developments, methods, processes and ideas conceived, developed or reduced to practice by you during your employment, and for three months thereafter, which are

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directly or indirectly useful in, or relate to, the business of or services provided by or sold by Holdings or any of its affiliates shall be promptly and fully disclosed by you to an appropriate executive officer of Holdings (accompanied by all papers, drawings, data and other materials relating thereto) and shall be Holdings' exclusive property as against you. You will, upon the Holdings' request and at its expense (but without any additional compensation to you), execute all documents reasonably necessary to assign your right, title and interest in any such invention, development, method or idea (and to direct issuance to Holdings of all patents or copyrights with respect thereto).

     8. Restricted Activities. You agree that, during the term of your employment with Holdings and for a period of two years thereafter, you will not compete with Holdings or its subsidiaries in the North American branded cabinet business. To this end, you agree that during this period (a) you will not directly or indirectly, be connected as an officer, director, employee, consultant, owner or otherwise with any business in North America which competes with any business of Holdings or its subsidiaries in the North American branded cabinet business, and (b) you will not, and you will not assist any other person or entity to, hire or otherwise seek to induce employees of Holdings or any of its subsidiaries to terminate their employment. You agree that the restrictions contained in this Section 8 are reasonably necessary for the protection of Holdings and its subsidiaries and that a violation of such provisions will cause damage that may be irreparable or impossible to ascertain and, accordingly, that Holdings will be entitled to injunctive or other similar relief in equity from a court of competent jurisdiction to enforce or restrain a violation of these restrictions.

     9. Prior Agreements. You agree that, during the term of your employment with Holdings you will make commercially reasonable efforts to comply with the terms of the non-solicitation and non-competition provision contained in the agreement between you and MasterBrand Cabinets, Inc. dated on or about March 26, 2002.

     10. Miscellaneous. The headings in this letter are for convenience only and shall not affect the meaning hereof. This letter constitutes the entire agreement between Holdings and you, and supersedes any prior communications, agreements and understandings, written or oral, with respect to your employment and compensation and all matters pertaining thereto. If any provision in this letter should, for any reason, be held invalid or unenforceable in any respect, it shall be construed by limiting it so as to be enforceable to the maximum extent compatible with applicable law. This letter agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Minnesota without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction. Should any action or proceeding be brought to construe or enforce the terms and conditions of this Agreement or the rights of the parties hereunder, the losing party shall pay to the prevailing party all court costs and reasonable attorneys' fees and costs incurred in such action or proceeding.

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     11. Acceptance. In accepting this offer, you represent that you have not relied on any agreement or representation, oral or written, express or implied, that is not set forth expressly in this letter, the LP Agreement, or the GP Agreement.

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                                        Very truly yours,

                                        NORCRAFT HOLDINGS, L.P.

                                        By NORCRAFT GP, L.L.C.,
                                        its general partner


                                        By: /s/ Leigh Ginter
                                            ------------------------------------
                                        Name: Leigh Ginter
                                        Title: Authorized Person


Accepted and Agreed To:


/s/ Mark Buller
------------------------------------
Mark Buller

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